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                       September 16, 2022

       Derek Satzinger
       Chief Financial Officer
       Mason Industrial Technology, Inc.
       110 East 59th Street
       New York, NY 10022

                                                        Re: Mason Industrial
Technology, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-39955

       Dear Derek Satzinger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction